Exhibit 99.1

FNB United Corp. • PO Box 1328, Asheboro, NC 27204 • 150 S. Fayetteville Street, Asheboro, NC 27203

FNB Shareholders Approve Acquisition of Bank of Granite Corporation

ASHEBORO, N.C., (Oct. 19, 2011) – The shareholders of FNB United Corp. (Nasdaq: FNBN), parent company of CommunityONE Bank, N.A., have approved the shareholder proposals necessary for FNB to consummate its $310 million recapitalization plan and the acquisition of Bank of Granite Corporation (Nasdaq: GRAN), parent company of Bank of Granite.

Shareholder approval is among the final contingencies for FNB’s acquisition of Bank of Granite Corporation, which was approved by Granite stockholders on October 18. As previously announced, FNB has received the necessary regulatory approvals to complete the transactions. The proposed acquisition of Bank of Granite Corporation by FNB will create a North Carolina community bank with approximately $2.8 billion in assets, $2.4 billion in deposits and 63 full-service banking offices located in robust markets throughout the state. The merged organization will be led by Brian Simpson as CEO and Bob Reid as president, with headquarters in Asheboro, N.C. Simpson and Reid led the successful $310 million capital raise by FNB, which includes The Carlyle Group and Oak Hill Capital Partners as lead investors. The Carlyle Group and Oak Hill Capital Partners have entered into definitive agreements with FNB to invest $79 million each, subject to conditions contained in the investment agreements.

Also on October 14, the U.S. District Court for the Western District of North Carolina approved the Deferred Prosecution Agreement filed by CommunityONE Bank, the U.S. Attorney’s Office and the U.S. Department of Justice to settle certain allegations surrounding the bank’s anti-money laundering program. Approval of the Deferred Prosecution Agreement satisfied a closing condition to the recapitalization and the acquisition of Bank of Granite Corporation.

Contingencies

The closing of the recapitalization and the acquisition of Bank of Granite Corporation through a merger remains subject to the following conditions, among others: satisfaction or waiver of the closing conditions under the merger agreement with Bank of Granite Corporation, the investment agreements with affiliates of The Carlyle Group and Oak Hill Capital Partners and the subscription agreements with additional investors; the shares of common stock to be issued under the investment agreements being authorized for listing on NASDAQ; the exchange of FNB’s preferred stock issued to the U.S. Department of the Treasury for common stock; the satisfaction of conditions regarding minimum liquidity and non-brokered deposits and the level of non-performing assets; receipt of advice as to the absence of an Internal Revenue Code Section 382 ownership change as a result of the private placement investments; and neither FNB nor Bank of Granite Corporation having experienced a material adverse effect.

About FNB United Corp.

FNB United Corp. is the Asheboro, N.C.-based bank holding company for CommunityONE Bank, N.A. Opened in 1907, CommunityONE Bank operates 45 offices in 38 communities throughout central, southern and western North Carolina, and offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

About Bank of Granite Corporation

Bank of Granite Corporation is the parent company of Bank of Granite. Founded in 1906, Bank of Granite operates 18 full-service banking offices in seven North Carolina counties – Burke, Caldwell, Catawba, Iredell, Mecklenburg, Watauga and Wilkes.

Additional Information and Where to Find It

FNB has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, including a joint proxy statement/prospectus, in connection with the proposed merger, recapitalization and related matters. The joint proxy statement/prospectus, which has been sent or given to the shareholders of FNB, contains important information. Before making any voting decision, FNB’s shareholders are urged to read the joint proxy statement/prospectus carefully and in its entirety because it contains important information about the merger, recapitalization and related matters. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by FNB with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders will be able to obtain free copies of the joint proxy statement/prospectus by contacting Phoenix Advisory Partners, FNB’s proxy solicitor, at 110 Wall Street, 27th Floor, New York, NY 10005; telephone number (866) 304-2061 (for shareholders) or (212) 493-3910 (for banks and brokers).

Forward-Looking Statements

This press release and the attached exhibits may contain forward-looking statements concerning the recapitalization and the merger, the conditions necessary for closing the recapitalization and the merger, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “forecasts” or words of similar meaning. There can be no assurance that FNB will be able to close on the transactions with investors and obtain required capital or close on the merger, or that other actual results, performance or achievements of FNB will not differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, FNB’s ability to complete the proposed transactions and other aspects of its recapitalization and recovery plans. For further information on factors that could cause actual results to materially differ from projections, please see FNB’s publicly available Securities and Exchange Commission filings, including FNB’s Annual Report on Form 10-K for the year ended December 31, 2010 and other filings with the SEC. FNB does not undertake to update any of its forward-looking statements.

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